Exhibit 10.4

2024 PERFORMANCE STOCK UNIT AWARD AGREEMENT

Pursuant to the

AMENDED AND RESTATED

FINANCIAL INSTITUTIONS, INC.

2015 LONG-TERM INCENTIVE PLAN

Name of Participant:	[[FIRSTNAME]] [[LASTNAME]]

Date of Grant:	[[GRANTDATE]]

Award Number: Number of Performance Stock Units: Performance Goal:	[[GRANTNUMBER]] [[SHARESGRANTED]] [[GRANTCODE1]]

Service Period:	The three-year period beginning on March 7, 2024, and ending on March 1, 2027.

Performance Period:	Set forth in Exhibit A (attached hereby and incorporated by reference).

Earned PSUs and Vesting Schedule:

The Number of Performance Stock Units set forth above shall become “Earned PSUs” in accordance with the terms of this Agreement and based on the achievement of the applicable Performance Goal(s) during the applicable Performance Period(s) in accordance with Exhibit A.

This PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of [[GRANTDATE]], is made between Financial Institutions, Inc. (the “Company”) and the above-named individual (the “Participant”) to record the grant to the Participant of a Performance Stock Unit Award (the “Award”) on the Date of Grant set forth above pursuant to Section 6.5 of the Financial Institutions, Inc. Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”). Capitalized terms not defined in this Agreement shall have the meaning given to such terms under the Plan.

The Company and the Participant hereby agree as follows:

Section 1. Grant of Performance Stock Units. The Company hereby grants to the Participant, as of the Date of Grant, subject to and in accordance with the terms and conditions of the Plan and this Agreement, a Performance Stock Unit Award for the Number of Performance Stock Units set forth above (the “Performance Stock Units”). The Number of Performance Stock Units set forth above represents the number of Performance Stock Units that may become Earned PSUs at the target level of performance.

Section 2. Achievement and Vesting of Performance Stock Units. Subject to Section 4 below, and the achievement of the applicable Performance Goal(s) during the applicable Performance Period (both as set forth on Exhibit A), provided that the Participant provides substantial services and remains in continuous employment with the Company or a Subsidiary through the end of the Service Period set forth above, the Earned PSUs shall vest on the last day of the Service Period. Except as otherwise provided by Section 4 below, if the Participant ceases to provide substantial services or remain in continuous employment with the Company or a Subsidiary for any reason before the completion of the Service Period, the unvested Performance Stock Units shall be immediately forfeited.

Section 3. Timing and Form of Payout. Except as otherwise provided by Section 4 below and subject to Section 8 below, as soon as practicable following the last day of the Service Period or, if later, as soon as practicable after the Committee has determined the level of achievement of the Performance Goal(s), but in no event later than March 15th of the calendar year immediately following the calendar year that includes the last day of the Performance Period (the “Payment Date”), the vested Earned PSUs shall be paid to the Participant by the Company delivering to the Participant a number of shares of Common Stock equal to the number of vested Earned PSUs as of the Payment Date. The Company may issue the shares of Common Stock either (a) in certificate form or (b) in book entry form, registered in the name of the Participant. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue shares of Common Stock in payment of the Earned PSUs unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any Stock Exchange on which the shares of Common Stock are traded.

Section 4. Effects of Certain Events.

(a) Change in Control. Subject to the terms of the Plan, if prior to the completion of the Service Period set forth above there is a Change in Control:

(i) if Replacement Awards are not provided to the Participant to replace unvested Performance Stock Units that have not previously been forfeited, then the number of the Participant’s Earned PSUs shall be determined at the target level of performance, and such Earned PSUs shall vest as of the date of the Change in Control. Subject to Section 8 below, any vested Earned PSUs shall be paid to the Participant within 75 days following the Change in Control, but in no event later than the earlier of (x) March 15th of the calendar year immediately following the calendar year that includes the date of the Change in Control, or (y) the date any Earned PSUs would otherwise be paid under Section 3.

(ii) if Replacement Awards are provided to the Participant to replace unvested Performance Stock Units, then in the event of the Participant’s Involuntary Termination during the period of two (2) years immediately following the Change in Control, the number of Earned Shares under such Replacement Awards, to the extent not previously vested or forfeited, shall be determined at the target level of performance, and such Earned PSUs shall vest as of the date of the Involuntary Termination. Subject to Section 8 below, any vested Earned PSUs shall be paid to the Participant within 75 days following the Involuntary Termination, but in no event later than March 15th of the calendar year immediately following the calendar year that includes the date of the Participant’s Involuntary Termination.

(b) Death or Disability. If during the Service Period, the Participant’s employment with the Company or a Subsidiary terminates due to death or Disability, then the number of the Participant’s Earned PSUs shall be determined at the target level of performance, and such Earned PSUs shall vest as of such date, and subject to Section 8 below, shall be paid to the

Participant or the Participant’s legal representative in the event of the Disability of the Participant, or in the event of the death of the Participant, to the legal representative of the Participant’s estate, or if no legal representative has been appointed, to the successor in interest determined under the Participant’s will, on a pro-rata basis within 75 days following the Participant’s termination of employment due to death or Disability, but in no event later than the earlier of (x) March 15th of the calendar year immediately following the calendar year that includes the date of the Participant’s termination of employment due to death or Disability, or (y) the time at which any similar Performance Stock Units are paid to actively employed participants under Section 3 above. Unless Exhibit A provides otherwise, the pro-rata portion of the Earned PSUs shall be determined in accordance with Section 4(d) below.

(c) Retirement. If a Participant terminates employment during the Service Period due to Retirement, then the Award shall continue and a pro-rata number of Earned PSUs shall be eligible to vest based on achievement of the applicable Performance Goal(s) for the applicable Performance Period. Subject to Section 8 below, any vested Earned PSUs will be paid to the Participant within 75 days following the end of the applicable Performance Period, but in no event later than the earlier of (x) March 15th of the calendar year immediately following the calendar year that includes the last day of the applicable Performance Period, or (y) the time at which any similar Performance Stock Units are paid to actively employed participants under Section 3 above. Unless Exhibit A provides otherwise, the pro-rata portion of the Earned PSUs shall be determined in accordance with Section 4(d) below. “Retirement” shall mean the resignation or voluntary termination of employment after attainment of age 65 and ten or more years of service with the Company or a Subsidiary.

(d) Determination of Pro-Rata Portion. Unless Exhibit A provides otherwise, in the event of the death, Disability or a Retirement of a Participant, the pro-rata portion of the Earned PSUs under Section 4(b) or Section 4(c), as applicable, shall be determined separately for each portion of the Award that is subject to a separate Performance Goal based on the Performance Period for the portion of the Award that is subject to that separate Performance Goal. In the event of a Participant’s death, Disability or Retirement prior to the completion of the applicable Performance Period for a portion of the Award that is subject to a given Performance Goal, the pro-rata portion of the Earned PSUs for such portion of the Award shall be determined by multiplying the Earned PSUs for such portion of the Award by a fraction, the numerator of which is the number of completed months in the Performance Period during which the Participant was employed by the Company or a Subsidiary, and the denominator of which is the total number of months in the Performance Period for that portion of the Award. In the event of a Participant’s Retirement after the completion of the applicable Performance Period for a portion of the Award that is subject to a given Performance Goal, the pro-rata portion of the Earned PSUs for such portion of the Award shall be the full number of Earned PSUs for that portion of the Award.

Section 5. Dividend Equivalents. No dividend equivalents shall accrue or be paid to the Participant with respect to any Performance Stock Units.

Section 6. Rights as Shareholder. In addition to the transfer and other restrictions set forth elsewhere in this Agreement and in the Plan, the Participant, as holder of the Performance Stock Units, shall not possess any rights of a holder of Common Stock (including voting and dividend rights) with respect to the shares of Common Stock underlying such Performance Stock Unit Award until such time as the Performance Stock Unit Award vests, is paid and the shares of Common Stock are issued to the holder of the Performance Stock Unit Award.

Section 7. No Transferability. The Performance Stock Units may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated other than by will or the laws of descent and distribution. Earned PSUs shall be payable only to the Participant during the Participant’s lifetime, or in the event of the Disability of the Participant, to the Participant or the legal representative of the Participant, or in the event of the death of the Participant, to the legal representative of the Participant’s estate, or if no legal representative has been appointed to the successor in interest determined under the Participant’s will.

Section 8. Withholding Taxes. As a condition of and prior to the payout of any Performance Stock Units, the Company shall be entitled to require the Participant to remit to the Company an amount sufficient to satisfy the amount of any federal, state, or local taxes required to be withheld with respect to the vesting and payout of the Earned PSUs, or any other taxable event related thereto. The Committee may permit the Participant to make such payment in any form or manner authorized by the Committee in its sole discretion, including, but not limited to one or more of the forms specified below:

(a)
U.S. dollars by personal check, bank draft, or money order payable to the Company, by money transfer or direct account debits;
(b)
Delivery to the Company of a number of shares of Common Stock having an aggregate fair market value of not less than the minimum tax withholding required for the Award;
(c)
Involvement of a stockbroker in accordance with the federal margin rules set forth in Regulation T;
(d)
A cashless exercise if and to the extent permissible by applicable law; or
(e)
Any combination of the above forms and methods.

In the event the Participant fails to provide timely payment of all sums required by the Company pursuant to this Section 8, the Company shall have the right and option, but not obligation, to treat such failure as an election by the Participant to provide all or any portion of such required payment by means of tendering vested shares of Common Stock.

In the event that the Participant becomes subject to federal, state or local taxes (e.g., social security or Medicare tax) on the Performance Stock Units before the date that the Performance Stock Units are paid, the Company shall accelerate the vesting and payment of, and shall withhold the number of shares of Common Stock underlying the Performance Stock Units (based on the Fair Market Value on the date that the Performance Stock Units become subject to such taxes) necessary to satisfy the minimum amount of the taxes required to be withheld, including the payment of any federal, state or local taxes (e.g., federal and state income taxes) on the withheld shares pursuant to this paragraph.

Section 9. Adjustments. As provided by the Plan, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, recapitalization, or any other increase or decrease in the number of outstanding shares of Common Stock effected without consideration to the Company, the specified number of Performance Stock Units shall be proportionately adjusted to prevent dilution or enlargement of the rights granted to, or available for, the Participant hereunder. Furthermore, the Committee shall adjust the Performance Goal(s) to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, or any other similar special circumstances, including the issuance of a significant number of shares of Common Stock.

Section 10. No Employment Rights. Nothing in the Plan or this Agreement confers upon the Participant any right with respect to continuance of employment by the Company or any of its Subsidiaries, or affects the right of the Company or any of its Subsidiaries may have to terminate the Participant’s employment at any time.

Section 11. Coordination with Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof including any that may conflict with those contained in this Agreement.

Section 12. Notices. All notices to the Company shall be in writing and sent to the Company’s Director of Human Resources at the Company’s offices. Notices to the Participant shall be addressed to the Participant at the Participant’s address as it appears on the Company’s records.

Section 13. Amendment. The Company may alter, amend or terminate this Agreement only with the Participant’s consent, except as otherwise expressly provided by the Plan or this Agreement.

Section 14. Governing Law. This Agreement shall be governed by the laws of the State of New York to the extent not preempted by federal law, without reference to principles of conflict of laws, and construed accordingly.

Section 15. Compensation Recovery Policy. Notwithstanding any other provision of this Agreement to the contrary, any Performance Stock Units granted and/or shares of Common Stock issued hereunder, and/or any amount received with respect to any sale of any such shares of Common Stock, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Financial Institutions, Inc. Clawback Policy, as amended from time to time, and any other compensation recovery policy, if any, that the Company may adopt from time to time (the “Policy”). The Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, including, but not limited to Section 10D of the Exchange Act, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by the Participant. To the extent that the terms of this Agreement and the Policy conflict, then the terms of the Policy shall prevail.

Section 16. Section 409A. This Agreement and the Performance Stock Units hereunder are intended to be exempt from, or to the extent they are determined to be not exempt, comply with Code Section 409A, and this Agreement shall be administered and interpreted consistent with such intention. Notwithstanding the foregoing, the Company makes no representations to the Participant regarding the taxation of the Performance Stock Units under this Agreement, including, but not limited to, the tax effects of Code Section 409A, and the Participant shall be solely responsible for the taxes imposed upon him or her with respect to the Performance Stock Units. References to “termination of employment”

and similar terms used in this Agreement mean, to the extent necessary to comply with Code Section 409A, the date that the Participant first incurs a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if at the time of the Participant’s separation from service, the Participant is a “specified employee” for purposes of Code Section 409A, and payment under this Agreement as a result of such separation from service is required by Code Section 409A to be delayed by six months, then the Company shall make such payment on the day following the six-month anniversary of the Participant’s separation from service to the extent required to comply with Code Section 409A.

IN WITNESS WHEREOF, the Company and the Participant have caused this Agreement to be executed on the date set forth opposite their respective signatures, but effective as of the Date of Grant.

Dated: [[GRANTDATE]] For the Company:

By: Name: Martin K. Birmingham

Title: Chief Executive Officer

Dated: [[SIGNATURE_DATE]] PARTICIPANT:

By: [[SIGNATURE]]

Name: [[FIRSTNAME]] [[LASTNAME]]

EXHIBIT A

PERFORMANCE PERIOD(S) AND Performance goal(s)

Performance Goal	Performance Period	Service Period	Performance Goals
			Threshold	Target	Maximum
Relative ROAE	The three (3) year average rROAE for years 2024, 2025 and 2026	03/7/2024 – 03/01/2027	30th %ile	50th %ile	80th %ile
ROAA	The three (3) year average ROAA for years 2024, 2025 and 2026	03/7/2024 – 03/01/2027	0.849%	0.884%	0.920%
	Earned PSUs subject to vesting Performance is interpolated between performance goals.		50%	100%	150%

1.
Definitions

“Relative ROAE” for the Relative ROAE Performance Period has the meaning given to such term by, and is calculated as set forth under, “Calculation of Relative ROAE” below.

“Relative ROAE Performance Period” means the Performance Period for the Relative ROAE component, as set forth in the table above.

“ROAA” means Return on Average Assets as reported in public filings.

“ROAA Performance Period” means the Performance Period for the ROAA component, as set forth in the table above.

1.
Calculation of Relative ROAE
(a)
“Relative ROAE” for the Relative ROAE Performance Period means the Company’s ROAE relative to the ROAE of each of the Peer Companies for the Relative ROAE Performance Period. “Relative ROAE” for the Relative ROAE Performance Period will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective ROAEs for the Relative ROAE Performance Period. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:

where:

“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the remaining number of Peer Companies, plus the Company.

“R” represents Company’s ranking among the Peer Companies.

Example: If there are 12 remaining Peer Companies, and the Company ranked 7th, the performance would be at the 50th percentile: .50 = 1 – ((7-1)/(13-1)).

(b)
“ROAE” for a company means the company’s return on average equity as reported in public filings.
(c)
“Peer Companies” means the companies included on the CBNK - NASDAQ Bank Index as of the Date of Grant that remain included on such index on the last day of the Relative ROAE Performance Period. For the avoidance of doubt, any company that leaves the CBNK - NASDAQ Bank Index before the last day of the Relative ROAE Performance Period or is added to the CBNK - NASDAQ Bank Index after the Date of Grant, shall not be includible in the “Peer Companies.” In addition, the Committee may modify the Peer Companies to remove any constituent company in the CBNK - NASDAQ Bank Index that has not timely disclosed data required to complete the calculation of Relative ROAE by the deadline for paying any vested Earned PSUs under the Agreement.
2.
Gateway Requirement

If Five Star Bank’s Tier 1 Capital Ratio (as defined below) as of December 31st of each year in the Performance Period does not meet the requirement set by the MD&C Committee, all Performance Stock Units under this Agreement shall be forfeited and shall not become Earned PSUs. “Tier 1 Capital Ratio” means the Tier 1 capital ratio as determined under the final US Basel III capital framework.

3.
Individual Performance Requirement

If the Participant’s individual performance for the Performance Period is not satisfactory, as determined by the Company in its sole discretion, all Performance Stock Units under this Agreement shall be forfeited and shall not become Earned PSUs.

4.
Performance Goals

The Performance Stock Units consist of two components: (i) a Relative ROAE component, which shall constitute 50 percent of the Number of Performance Stock Units; and (ii) an ROAA component, which shall constitute 50 percent of the Number of Performance Stock Units. Each component of the Performance Stock Units are earned based on satisfaction of the applicable Performance Goal(s) set forth above on this Exhibit A.

(a)
Below Threshold. In the event that the Company’s actual performance for the Performance Period does not meet the Threshold for a Performance Goal, no Performance Stock Units shall be Earned PSUs for such Performance Goal.
(b)
Performance Goal Achievement. For each Performance Goal, the number of Performance Stock Units that become Earned PSUs based on the achievement of that Performance Goal at Threshold, Target and Maximum is equal to the product of (i) the Number of Performance Stock Units subject to the Performance Goal; and (ii) the percentage set forth above on this Exhibit A at Threshold, Target or Maximum, respectively, rounded down to a whole number.
(c)
Interpolation. If the Company’s actual performance for the Performance Period is between Threshold and Target for a Performance Goal, or between Target and Maximum for a Performance Goal, the number of Earned PSUs for that Performance Goal is equal to the product of: (i) the Number of Performance Stock Units subject to the Performance Goal; and (ii) the percentage determined using straight line interpolation between Threshold and Target (or Target and Maximum, as applicable), rounded down to a whole number.
(d)
Above Maximum. If the Company’s actual performance for the Performance Period is at or above Maximum for a Performance Goal, the number of Earned PSUs is equal to the product of: (i) the Number of Performance Stock Units subject to the Performance Goal; and (ii) the percentage set forth above on this Exhibit A at Maximum, rounded down to a whole number.
(e)
Negative ROAE Modifier. Regardless of the level of achievement against the Relative ROAE Performance Goal, in the event that the Company’s ROAE is less than zero, the number of Earned PSUs for the Relative ROAE Performance Goal shall not exceed the product of: (i) the Number of Performance Stock Units subject to the Relative ROAE Performance Goal; and (ii) the percentage set forth above on this Exhibit A at Target, rounded down to a whole number.
(f)
Preliminary Number of Earned PSUs. The Number of Performance Stock Units that become Earned PSUs shall be the number of Earned PSUs for the Performance Goal(s).

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<NUM>>v<<VER>> 24958738v3

5.
Actual Performance

The Committee shall review and approve: (a) the Relative ROAE for the Relative ROAE Performance Period; and (b) the ROAA for the ROAA Performance Period.

6.
Final Number of Earned PSUs

Subject to the requirements set forth under “Gateway Requirement” and “Individual Performance Requirement” above, the number of Earned PSUs may be adjusted downward by the Committee, in its sole and absolute discretion, to a whole number.

7.
Vested Earned PSUs

Subject to Section 4 of the Agreement, the Earned PSUs shall become vested Earned PSUs only if the Participant provides substantial services to the Company or a Subsidiary and remains in the continuous employment of the Company or a Subsidiary through the last day of the Service Period.